Exhibit 16.1

JLKZ CPA LLP

39-01 Main St Ste 501

Flushing, NY 11354

April 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

RE: AGM Group Holdings Inc.

We have read Item 4.01 included in the Form 6-K of AGM Group Holdings Inc. (the “Company”) dated April 8, 2022 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of the Company. contained therein.

/s/ JLKZ CPA LLP

JLKZ CPA LLP